News Release I For Immediate Release

FactSet Reports Results for Third Quarter 2025
◦Q3 GAAP revenues of $585.5 million, up 5.9% from Q3 2024.
◦Organic Q3 ASV of $2,296.9 million, up 4.5% year over year.
◦Q3 GAAP operating margin of 33.2%, down approximately 350 bps year over year, and adjusted operating margin of 36.8%, down 270 bps year over year.
◦Q3 GAAP diluted EPS of $3.87, down 5.4% from the prior year, and adjusted diluted EPS of $4.27, down 2.3% year over year.
◦FactSet appointed Sanoke Viswanathan as CEO, effective early September 2025. He succeeds Phil Snow, who will retire as CEO and Board member. Snow will remain a senior advisor through the end of the calendar year.

NORWALK, Conn., June 23, 2025 - FactSet (“FactSet” or the “Company”) (NYSE:FDS) (NASDAQ:FDS), a global financial digital platform and enterprise solutions provider, today announced results for its third quarter fiscal 2025 ended May 31, 2025.
Third Quarter Fiscal 2025 Highlights
•GAAP revenues increased 5.9%, or $32.8 million, to $585.5 million for the third quarter of fiscal 2025 compared with $552.7 million in the prior year period. Organic(1) revenues grew 4.4% year over year to $577.2 million during the third quarter of fiscal 2025. Growth in GAAP and Organic revenues this quarter was driven by wealth and institutional buy-side clients.
•Annual Subscription Value ("ASV") was $2,335.1 million at May 31, 2025, compared with $2,199.1 million at May 31, 2024. Organic ASV was $2,296.9 million at May 31, 2025, up 4.5% or $98.5 million year over year(2).
•Organic ASV increased $22.6 million over the last three months. Please see the “ASV” section of this press release for details.
•GAAP operating margin decreased to 33.2% compared with 36.6% for the prior year period. Adjusted operating margin decreased to 36.8% compared with 39.4% in the prior year period. GAAP and adjusted operating margin decreased primarily due to the lapping of both a lower bonus accrual and a one-time payroll tax adjustment that occurred in the prior year, as well as higher annual base salaries from inclusion of recent acquisitions, partially offset by growth in revenues. In addition, GAAP operating margin decreased due to higher amortization of intangible assets.
•GAAP diluted earnings per share ("EPS") decreased 5.4% to $3.87 compared with $4.09 for the same period in fiscal 2024. Adjusted diluted EPS decreased 2.3% to $4.27 compared with $4.37 in the prior year period. The decrease in GAAP diluted EPS and adjusted diluted EPS were mainly driven by higher operating expenses, partially offset by growth in revenues.
•Net cash provided by operating activities was $253.8 million for the third quarter of fiscal 2025, an increase of 6.5% compared with the prior year period. Free cash flow increased to $228.6 million for the third quarter of fiscal 2025, compared with $216.9 million for the prior year period, an increase of 5.4%, primarily due to higher operating cash flows.
•GAAP effective tax rate for the third quarter of fiscal 2025 increased to 17.5% compared with 17.0% for the third quarter of fiscal 2024. The increase was primarily due to certain discrete items, mainly lower excess tax benefits related to stock-based compensation, as well as a higher overall foreign tax rate, partially offset by lower U.S. tax on foreign earnings.

(1) References to "organic" figures in this press release exclude the current year impact of acquisitions and dispositions completed within the past 12 months and the current year impact from changes in foreign currency.
(2) Beginning in fiscal 2025, FactSet is reporting Organic ASV, rather than Organic ASV plus Professional Services, to focus on the recurring nature of its revenues. This underscores the shift of FactSet's offerings toward providing more managed services and less project-based services.

News Release I For Immediate Release

"We are pleased with our third quarter performance, which reflects the execution of our enterprise solution strategy. With a healthy pipeline and increased momentum, we are well-positioned to finish the fiscal year with strength," said Phil Snow, CEO of FactSet. "As FactSet prepares for its next chapter of leadership, I'm proud of the solid foundation we've established, built on innovation, client trust, and industry-leading data and workflow solutions. This platform gives me great conviction in the Company's continued success."

Key Financial Measures*

(Condensed and Unaudited)	Three Months Ended
	May 31,
(In thousands, except per share data)	2025	2024	Change
Revenues	$585,520	$552,708	5.9%
Organic revenues	$577,200	$552,708	4.4%
Operating income	$194,155	$202,459	(4.1)%
Adjusted operating income	$215,313	$217,960	(1.2)%
Operating margin	33.2%	36.6%
Adjusted operating margin	36.8%	39.4%
Net income	$148,542	$158,135	(6.1)%
Adjusted net income	$163,921	$168,796	(2.9)%
EBITDA	$235,915	$239,930	(1.7)%
Diluted EPS	$3.87	$4.09	(5.4)%
Adjusted diluted EPS	$4.27	$4.37	(2.3)%
     * See reconciliation of U.S. GAAP to adjusted key financial measures in the back of this press release.
"As anticipated, the second half in fiscal 2025 is showing improved results, with third quarter organic ASV growth accelerating as we meet client demands and execute diligently," said Helen Shan, FactSet's CFO. "At the same time, we remain focused on investing in our strategic priorities and are reaffirming our fiscal 2025 guidance to achieve our full year targets."
Annual Subscription Value (ASV)
ASV at any given point in time represents the forward-looking revenues for the next 12 months from all subscription services currently supplied to clients.
ASV was $2,335.1 million at May 31, 2025, compared with $2,199.1 million at May 31, 2024. Organic ASV was $2,296.9 million at May 31, 2025, up $98.5 million from the prior year, for a growth rate of 4.5%. Organic ASV increased $22.6 million over the last three months.
The buy-side and sell-side organic ASV annual growth rates as of May 31, 2025 were each 4.0%. Buy-side clients, including institutional asset managers, wealth managers, asset owners, partners, hedge funds and corporate clients, accounted for 82% of organic ASV. The remaining organic ASV came from sell-side firms, including broker-dealers, banking and advisory firms, and private equity and venture capital firms. Supplementary tables covering organic buy-side and sell-side ASV growth rates may be found on the last page of this press release.
Segment Revenues and ASV
ASV from the Americas was $1,513.1 million compared with ASV in the prior year period of $1,415.3 million. Organic ASV from the Americas increased 5.0% to $1,486.0 million. Americas revenues for the quarter increased to $380.5 million compared with $356.5 million in the third quarter of last year. The Americas quarterly organic revenues growth rate was 5.0% over the prior year period.
ASV from EMEA was $581.9 million compared with ASV in the prior year period of $565.0 million. Organic ASV from EMEA increased 2.1% to $575.2 million. EMEA revenues were $145.7 million compared with $141.2 million in the third quarter of fiscal 2024. The EMEA quarterly organic revenues growth rate was 2.3% over the prior year period.

News Release I For Immediate Release

ASV from Asia Pacific was $240.1 million compared with ASV in the prior year period of $218.8 million. Organic ASV from Asia Pacific increased 7.1% to $235.7 million. Asia Pacific revenues were $59.3 million compared with $55.0 million in the third quarter of fiscal 2024. The Asia Pacific quarterly organic revenues growth rate was 6.4% over the prior year period.
Operational Highlights – Third Quarter Fiscal 2025
•Client count as of May 31, 2025 was 8,811, a net increase of 166 clients in the past three months, driven by hedge fund, corporate and wealth management clients, and now includes clients from the LiquidityBook acquisition. The count includes clients with ASV of $10,000 and more.
•User count was 220,496 as of May 31, 2025, a net increase of 1,355 users in the past three months, driven by an increase in wealth management users. The user count does not reflect the fiscal 2025 acquisitions.
•Annual ASV retention was greater than 95% as of May 31, 2025. When expressed as a percentage of clients, annual retention was 91% as of May 31, 2025.
•Employee headcount was 12,579 as of May 31, 2025, up 2.6% over the last 12 months, with the increase primarily in the sales and technology groups, mainly from the Irwin and LiquidityBook acquisitions and an increase in employees in our Centers of Excellence. FactSet's Centers of Excellence account for approximately 67% of the Company's employees.
•A quarterly dividend of $41.6 million, or $1.10 per share, was paid on June 18, 2025, to holders of record of FactSet’s common stock at the close of business on May 30, 2025. This represents a 6% increase in the regular quarterly dividend from the $1.04 per share paid in the previous quarter and marks the 26th consecutive year the Company has increased dividends on a stock split-adjusted basis.
•FactSet entered into a new credit agreement that includes a term loan of $500 million and a revolving credit facility of $1.0 billion, which remains undrawn. The term loan was used to repay borrowings under the 2022 credit agreement.
•FactSet announced that Phil Snow will retire as CEO and a member of the Board, effective early September 2025 and will be succeeded by Sanoke Viswanathan, most recently CEO of International Consumer and Wealth at JPMorgan Chase. Snow will serve as a senior advisor through the end of the calendar year.
•FactSet was named Databricks' Financial Services Data Partner of the Year. FactSet data is available on the Databricks Marketplace to help clients accelerate time to value by eliminating manual data integration and enabling seamless and secure access to FactSet's industry-leading proprietary and third-party connected data.
•After the quarter, CUSIP Global Services announced a collaboration with Aumni, Inc., a JPMorgan company, to expand CUSIP coverage for venture-backed and private equity-owned companies. This expanded coverage provides standardized identifiers for company issuers and their financial instruments, thereby increasing efficiency, accuracy, and security in reporting, settlement, and analytics for venture capital firms, private equity firms, and their investors.
Share Repurchase Program
FactSet repurchased 184,050 shares of its common stock for $80.7 million at an average price of $438.45 during the third quarter of fiscal 2025 under the Company’s share repurchase program. As of May 31, 2025, $106.2 million remained available for share repurchases under this program. Additionally, on June 17, 2025, the Board of Directors of FactSet approved a new share repurchase authorization of up to $400 million, which will be available on September 1, 2025.
Annual Business Outlook
FactSet reaffirms its outlook for fiscal 2025 provided on March 20, 2025. The following forward-looking statements reflect FactSet's expectations as of today's date. Given the risk factors, uncertainties, and assumptions discussed below, actual results may differ materially. FactSet does not intend to update its forward-looking statements prior to its next quarterly results announcement.
Fiscal 2025 Expectations
•Organic ASV is expected to grow in the range of $100 million to $130 million during fiscal 2025.
•GAAP revenues are expected to be in the range of $2,305 million to $2,325 million.
•GAAP operating margin is expected to be in the range of 32.0% to 33.0%.

News Release I For Immediate Release

•Adjusted operating margin is expected to be in the range of 36.0% to 37.0%.
•FactSet's annual effective tax rate is expected to be in the range of 17% to 18%.
•GAAP diluted EPS is expected to be in the range of $14.80 to $15.40.
•Adjusted diluted EPS is expected to be in the range of $16.80 to $17.40.
Adjusted operating margin and adjusted diluted EPS guidance do not include certain effects of any non-recurring benefits or charges that may arise in fiscal 2025. Please see the back of this press release for a reconciliation of GAAP to adjusted metrics.
Conference Call
Third Quarter 2025 Conference Call Details

Date:            Monday, June 23, 2025
Time:            9:00 a.m. Eastern Time
Participant Registration:    FactSet Q3 2025 Earnings Call Registration

Please register for the conference call using the above link before the call start time. The conference call platform will register your name and organization and provide dial-in numbers and a unique access pin. The conference call will have a live Q&A session.

A replay will be available on the Company’s investor relations website after 1:00 p.m. Eastern Time on June 23, 2025, through June 23, 2026. The earnings call transcript will be available via FactSet CallStreet.
Forward-looking Statements
This press release contains forward-looking statements based on management's current expectations, estimates, forecasts and projections about future events and circumstances, industries in which FactSet operates and the beliefs and assumptions of management. All statements that address expectations, guidance, outlook or projections about the future, including statements about the Company's strategy for growth, product development, revenues, future financial results, anticipated growth, market position, subscriptions, expected expenditures, trends in FactSet’s business and financial results, are forward-looking statements. Forward-looking statements may be identified by words like "may," "might," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "intends," "projects," "indicates," "predicts," "potential," or "continue," and similar expressions. Forward-looking statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in FactSet's filings with the Securities and Exchange Commission, particularly its latest annual report on Form 10-K and quarterly reports on Form 10-Q, as well as others, could cause results to differ materially from those expressed or implied by the forward-looking statements. Accordingly, the Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. FactSet assumes no duty to and does not undertake to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made, except as required by applicable law. Future results could differ materially from historical performance.
About Non-GAAP Financial Measures
The Company reports its financial results in accordance with U.S. GAAP. The Company also refers to and presents certain additional non-GAAP financial measures. These measures include: organic revenues, adjusted operating margin, adjusted operating income, adjusted net income, EBITDA, adjusted diluted EPS, and free cash flow. The Company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP at the back of this release.

FactSet uses these non-GAAP financial measures both in presenting its results to stockholders and the investment community and in its internal evaluation and management of the business. The Company believes that these non-GAAP financial measures provide useful supplemental information to investors because they permit investors to view the Company’s performance using the same tools that management uses to gauge progress in achieving its goals. Investors may benefit from referring to these non-GAAP financial measures in assessing the Company’s performance and when planning, forecasting and analyzing future periods, and such measures may also facilitate comparisons to historical performance. The Company believes that organic revenues, adjusted operating margin, adjusted operating income, adjusted net income, EBITDA, and adjusted diluted EPS help to fully reflect the underlying economic performance of FactSet. The Company believes that free cash flow is useful to investors because it is an indication of cash flow that may be available to fund investments in future growth initiatives. The presentation of this non-GAAP financial information should not be considered in isolation from, or as a substitute for, the financial information prepared and presented in accordance with GAAP. We are not able to reconcile certain forward-looking non-GAAP measures to reported

News Release I For Immediate Release

measures without unreasonable efforts because it is not possible to predict with a reasonable degree of certainty the actual impact or exact timing of items that may impact comparability.

About FactSet
FactSet (NYSE:FDS | NASDAQ:FDS) supercharges financial intelligence, offering enterprise data and information solutions that power our clients to maximize their potential. Our cutting-edge digital platform seamlessly integrates proprietary financial data, client datasets, third-party sources, and flexible technology to deliver tailored solutions across the buy-side, sell-side, wealth management, private equity, and corporate sectors. With over 47 years of expertise, a presence in 20 countries, and extensive multi-asset class coverage, we leverage advanced data connectivity alongside AI and next-generation tools to streamline workflows, drive productivity, and enable smarter, faster decision-making. Serving more than 8,800 global clients and over 220,000 individual users, FactSet is a member of the S&P 500 dedicated to innovation and long-term client success. Learn more at www.factset.com and follow us on X and LinkedIn.

Investor Relations:
Kevin Toomey
+1.212.209.5259
Kevin.Toomey@factset.com

Media Relations:
Kelsey Goldsmith
+1.207.712.9726
Kelsey.Goldsmith@factset.com

News Release I For Immediate Release

Consolidated Statements of Income (Unaudited)
	Three Months Ended		Nine Months Ended
	May 31,		May 31,
(In thousands, except per share data)	2025	2024	2025	2024
Revenues	$585,520	$552,708	$1,724,847	$1,640,869
Operating expenses
Cost of services	280,729	246,986	809,112	753,749
Selling, general and administrative	110,636	103,263	344,753	313,679
Total operating expenses	391,365	350,249	1,153,865	1,067,428

Operating income	194,155	202,459	570,982	573,441

Other income (expense), net
Interest income	1,509	4,568	4,483	10,427
Interest expense	(15,122)	(16,894)	(43,438)	(50,231)
Other income (expense), net	(594)	399	(20)	736
Total other income (expense), net	(14,207)	(11,927)	(38,975)	(39,068)

Income before income taxes	179,948	190,532	532,007	534,373

Provision for income taxes	31,406	32,397	88,583	86,743
Net income	$148,542	$158,135	$443,424	$447,630

Basic earnings per common share	$3.92	$4.15	$11.68	$11.76
Diluted earnings per common share	$3.87	$4.09	$11.53	$11.58

Basic weighted average common shares	37,907	38,089	37,976	38,069
Diluted weighted average common shares	38,344	38,640	38,457	38,644

Certain prior year figures have been conformed to the current year's presentation.

News Release I For Immediate Release

Consolidated Balance Sheets (Unaudited)

(In thousands)	May 31, 2025	August 31, 2024
ASSETS
Cash and cash equivalents	$356,361	$422,979
Investments	7,684	69,619
Accounts receivable, net of reserves of $13,917 at May 31, 2025 and $14,581 at August 31, 2024	271,851	228,054
Prepaid taxes	61,048	55,103
Prepaid expenses and other current assets	63,534	60,093
Total current assets	760,478	835,848

Property, equipment and leasehold improvements, net	79,627	82,513
Goodwill	1,277,855	1,011,129
Intangible assets, net	1,931,210	1,844,141
Deferred taxes	66,870	61,337
Lease right-of-use assets, net	119,191	130,494
Other assets	103,531	89,578
TOTAL ASSETS	$4,338,762	$4,055,040

LIABILITIES
Accounts payable and accrued expenses	$144,487	$178,250
Current debt	—	124,842
Current lease liabilities	33,219	31,073
Accrued compensation	98,131	93,279
Deferred revenues	170,897	159,761
Current taxes payable	30,545	40,391
Dividends payable	41,644	39,470
Total current liabilities	518,923	667,066

Long-term debt	1,430,197	1,241,131
Deferred taxes	16,573	8,452
Deferred revenues, non-current	312	1,344
Taxes payable	48,072	40,452
Long-term lease liabilities	157,088	177,521
Other liabilities	12,415	6,614
TOTAL LIABILITIES	$2,183,580	$2,142,580

STOCKHOLDERS’ EQUITY
TOTAL STOCKHOLDERS’ EQUITY	$2,155,182	$1,912,460

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,338,762	$4,055,040

News Release I For Immediate Release

Consolidated Statements of Cash Flows (Unaudited)
	Nine Months Ended
	May 31,
(In thousands)	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$443,424	$447,630
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	114,972	91,154
Amortization of lease right-of-use assets	23,152	22,846
Stock-based compensation expense	47,154	46,707
Deferred income taxes	3,154	(6,979)
Other, net	7,428	7,831
Changes in assets and liabilities, net of effects of acquisitions
Accounts receivable	(41,492)	(7,176)
Prepaid expenses and other assets	6,699	(14,941)
Accounts payable and accrued expenses	(49,717)	17,296
Accrued compensation	3,789	(33,329)
Deferred revenues	4,955	13,817
Taxes payable, net of prepaid taxes	(19,108)	(15,992)
Lease liabilities, net	(30,250)	(31,687)
Net cash provided by operating activities	514,160	537,177

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, equipment, leasehold improvements and capitalized internal-use software	(74,840)	(59,722)
Acquisition of businesses, net of cash and cash equivalents acquired	(348,255)	—
Purchases of investments	(4,433)	(44,936)
Proceeds from maturity or sale of investments	58,155	—
Net cash provided by (used in) investing activities	(369,373)	(104,658)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from debt	803,410	—
Repayments of debt	(742,500)	(187,500)
Dividend payments	(118,329)	(111,297)
Proceeds from employee stock plans	72,616	83,497
Repurchases of common stock	(193,838)	(171,918)
Other financing activities	(20,686)	(15,690)
Net cash provided by (used in) financing activities	(199,327)	(402,908)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	1,966	(1,911)
Net increase (decrease) in cash, cash equivalents and restricted cash	(52,574)	27,700
Cash and cash equivalents at beginning of period	422,979	425,444
Cash, cash equivalents and restricted cash at end of period	$370,405	$453,144

Reconciliation of total cash, cash equivalents and restricted cash:
Cash and cash equivalents	$356,361	$453,144
Restricted cash included in Prepaid expenses and other current assets	6,522	—
Restricted cash included in Other assets	7,522	—
Total cash, cash equivalents and restricted cash	$370,405	$453,144
Certain prior year figures have been conformed to the current year's presentation.

News Release I For Immediate Release

Reconciliation of U.S. GAAP Results to Adjusted Financial Measures

Organic Revenues
Organic revenues exclude the current year impact of revenues from acquisitions and dispositions completed within the past 12 months and the current year impact from changes in foreign currency. The table below provides a reconciliation of revenues to organic revenues:

(Unaudited)	Three Months Ended
	May 31,
(In thousands)	2025	2024	Change
Revenues	$585,520	$552,708	5.9%
Acquisition revenues	(7,781)	—
Currency impact	(539)	—
Organic revenues	$577,200	$552,708	4.4%

News Release I For Immediate Release

Non-GAAP Financial Measures
The table below provides a reconciliation of operating income, operating margin, net income and diluted EPS to adjusted operating income, adjusted operating margin, adjusted net income, EBITDA, and adjusted diluted EPS.
Adjusted operating income and margin, adjusted net income, and adjusted diluted earnings per share exclude acquisition-related intangible asset amortization and non-recurring items. EBITDA represents earnings before interest expense, provision for income taxes and depreciation and amortization expense.

	Three Months Ended
	May 31,
(in thousands, except per share data)	2025	2024	% Change
Operating income	$194,155	$202,459	(4.1)%
Intangible asset amortization	19,182	16,674
Business acquisitions and related costs	1,976	423
Restructuring/severance	—	(1,596)
Adjusted operating income	$215,313	$217,960	(1.2)%
Operating margin	33.2%	36.6%
Adjusted operating margin(1)	36.8%	39.4%
Net income	$148,542	$158,135	(6.1)%
Intangible asset amortization	13,943	11,466
Business acquisitions and related costs	1,436	291
Restructuring/severance	—	(1,096)
Adjusted net income(2)	$163,921	$168,796	(2.9)%
Net income	148,542	158,135	(6.1)%
Interest expense	15,122	16,894
Income taxes	31,406	32,397
Depreciation and amortization expense	40,845	32,504
EBITDA	$235,915	$239,930	(1.7)%
Diluted EPS	$3.87	$4.09	(5.4)%
Intangible asset amortization	0.36	0.30
Business acquisitions and related costs	0.04	0.01
Restructuring/severance	—	(0.03)
Adjusted diluted EPS(2)	$4.27	$4.37	(2.3)%
Weighted average common shares (diluted)	38,344	38,640

(1)Adjusted operating margin is calculated as Adjusted operating income divided by Revenues.
(2)For purposes of calculating Adjusted net income and Adjusted diluted EPS, all adjustments for the three months ended May 31, 2025 and May 31, 2024 were taxed at an adjusted tax rate of 27.3% and 31.2%, respectively.

News Release I For Immediate Release

Business Outlook Operating Margin, Net Income and Diluted EPS

(Unaudited)
Figures may not foot due to rounding	Annual Fiscal 2025 Guidance
(In millions, except per share data)	Low end of range	High end of range
Revenues	$2,305	$2,325
Operating income	$761	$744
Operating margin	33.0%	32.0%

Intangible asset amortization	80	81
Other adjustments (net)	12	12
Adjusted operating income	$853	$837
Adjusted operating margin(a)	37.0%	36.0%

Net income	$588	$567
Intangible asset amortization	66	66
Other adjustments (net)	10	10
Discrete tax items	(4)	(4)
Adjusted net income	$660	$640

Diluted earnings per common share	$15.40	$14.80
Intangible asset amortization	1.73	1.73
Other adjustments (net)	0.30	0.30
Discrete tax items	(0.03)	(0.03)
Adjusted diluted earnings per common share	$17.40	$16.80
(a)Adjusted operating margin is calculated as Adjusted operating income divided by Revenues.

Free Cash Flow
Cash flows provided by operating activities have been reduced by purchases of property, equipment, leasehold improvements and capitalized internal-use software to report non-GAAP free cash flow.

(Unaudited)	Three Months Ended
	May 31,
(In thousands)	2025	2024	Change
Net Cash Provided for Operating Activities	$253,833	$238,235	6.5%
Less: purchases of property, equipment, leasehold improvements and capitalized internal-use software	(25,230)	(21,339)
Free Cash Flow	$228,603	$216,896	5.4%

News Release I For Immediate Release

Supplementary Schedules of Historical ASV by Client Type
The following table presents the percentages and growth rates of organic ASV by client type, excluding the impact of currency movements, and may be useful to facilitate historical comparisons. Organic ASV excludes acquisitions and dispositions completed within the last 12 months and the effects of foreign currency movements.

The numbers below do not include professional services or issuer fees.

	Q3'25	Q2'25	Q1'25	Q4'24	Q3'24	Q2'24	Q1'24	Q4'23
% of ASV from buy-side clients	82.3%	82.3%	82.1%	82.0%	82.3%	82.0%	82.0%	81.8%
% of ASV from sell-side clients	17.7%	17.7%	17.9%	18.0%	17.7%	18.0%	18.0%	18.2%

ASV Growth rate from buy-side clients	4.0%	4.1%	4.3%	4.9%	5.3%	5.6%	7.2%	6.9%
ASV Growth rate from sell-side clients	4.0%	2.2%	3.5%	3.8%	3.7%	5.5%	7.6%	9.3%

The following table presents the calculation of organic ASV.

(In millions)	As of May 31, 2025
As reported ASV	$2,335.1
Currency impact (a)	(5.7)
Acquisition ASV (b)	(32.5)
Organic ASV	$2,296.9
Organic ASV annual growth rate	4.5%
(a)The impact from foreign currency movements.
(b)Acquired ASV from acquisitions completed within the last 12 months.